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Exhibit 99.1

CSL03013	10/14/03

(CSL) Carlisle Companies Reports a 23% Increase in Third Quarter Earnings

        CHARLOTTE, NORTH CAROLINA, October 14, 2003...Carlisle Companies Incorporated (NYSE:CSL) reported net earnings of $24.5 million, or $0.80 per share (diluted) on record third quarter sales of $550 million, a 10% increase over third quarter 2002 net sales of $500 million. Net earnings were 23% above the third quarter 2002 net earnings of $19.9 million or $0.65 per share (diluted).

        Net sales of $1.58 billion for the nine month period ended September 30, 2003 were 5% above the first nine months 2002 net sales of $1.51 billion. Net earnings through the first nine months of 2003 of $70.2 million or $2.28 per share (diluted) were 22% above $57.5 million or $1.88 per share (diluted) realized in the first nine months of 2002, before the impact of a change in accounting principle required under SFAS 142. The implementation of SFAS 142 in 2002 resulted in a $43.8 million reduction (net of income tax) in the carrying value of goodwill and a charge to net earnings of $1.43 per share (diluted). The change in accounting principle, which was effective January 1, 2002, resulted in net earnings of $13.7 million or $0.45 per share in the first nine months of 2002.

        Richmond McKinnish, Carlisle's President and CEO said, "We are satisfied with the progress we've made this quarter in spite of the $0.10 per share of plant closure and severance expense absorbed this period and the softness we continue to experience in some of the markets we serve. Cost reduction efforts, and the expenses related to them, will continue in the fourth quarter. However, we are comfortable tightening our previous net earnings guidance for 2003 to $2.70—$2.80 per share."

Third Quarter Highlights

        Industrial Components net sales in the third quarter 2003 of $151 million were 3% above the third quarter 2002 net sales of $147 million. The 3% increase in net sales was the result of increased sales at Carlisle Tire & Wheel for consumer outdoor power equipment and ATV tires and wheels. These increases were partially offset by the divestiture of Carlisle Power Transmission's European power transmission business in December 2002. Third quarter 2003 earnings before interest and taxes ("EBIT") of $10.9 million were 9% above the $10.0 million realized in the third quarter 2002, as a result of improved margins at Carlisle Tire & Wheel Company, partially offset by severance costs of $0.3 million at Carlisle Power Transmission.

        Construction Materials net sales of $175 million in the third quarter 2003 were 23% above third quarter 2002 net sales of $142 million. The acquisition of MiraDri in October 2002 accounted for 28% of the $33 million increase in net sales. The remaining increase in net sales was the result of higher sales of domestic roofing products (TPO and EPDM membrane) and residential roofing tile products. Third quarter 2003 EBIT of $28.8 million was 25% above the third quarter 2002 EBIT of $23.1 million, primarily as a result of the increased sales volume.

        Automotive Components net sales of $47 million in the third quarter 2003 were 13% below $54 million realized in the third quarter 2002. The decline in third quarter sales is the result of lower North American vehicle production at Carlisle Engineered Products' major automotive customers, the loss of bumper component business as a result of customer design changes, and selling price reductions. The $2.4 million EBIT loss in the third quarter is primarily the result of $2.7 million in plant closure and severance costs associated with the August closing of Carlisle Engineered Products' Bundy Park plant in Erie, PA. The remaining decline was the result of lower sales and reduced production levels.

        Third quarter 2003 net sales of $31 million in the Specialty Products segment were 7% above $29 million realized in the third quarter 2002. Most of the sales improvement was in the on-highway market. The $0.6 million EBIT loss in the third quarter was favorable to the $1.5 million EBIT loss sustained in the third quarter 2002. Operations in this segment continue to struggle with competitive pricing pressures, plant closure and severance expenses of $0.4 million, and the start-up of new production facilities at Carlisle Motion Control.

        Transportation Products net sales of $31 million in the third quarter 2003 were 6% above third quarter 2002 net sales of $29 million. The improvement in net sales was the result of higher shipments of specialized trailers sold to the electric-generation market, live-bottom trailer sales to the agricultural market, and sales of steel dump units. EBIT of $2.2 million in the third quarter 2003 was 16% above the $1.9 million recorded a year ago and reflects increased production activity and cost reduction programs.

        General Industry net sales of $115 million in the third quarter 2003 were 16% above the $99 million realized in the third quarter 2002. Carlisle Process Systems net sales were up 55% over the third quarter 2002 and accounted for over half of the increase in the General Industry sales. Both Carlisle Process Systems' cheese and powder businesses showed improvement in the third quarter as dairy and food processors increased purchases of capital equipment. Carlisle FoodService net sales in the third quarter 2003 were 21% above the third quarter 2002 due to the acquisition of Flo-Pac Corporation on May 30, 2003. Third quarter 2003 net sales at Carlisle Walker were up 7% over third quarter 2003 on increased sales at Johnson Truck Bodies for dairy and frozen food truck bodies. The continued downturn in the commercial aircraft and telecommunications industries resulted in a 7% decline for third quarter 2003 in net sales at Tensolite from the third quarter 2002. EBIT in the General Industry segment of $5.5 million in the third quarter 2003 is approximately the same as recorded in the third quarter 2002, despite incurring $1.2 million in plant closure and severance charges during the third quarter 2003.

Cash Flow

        Cash flow from operations of $102.6 million in the first nine months of 2003 was 36% below $159.9 million realized in the same period in 2002. Accounts receivable were $65 million higher than at year end 2002 and account for most of the increase in working capital. The increase in accounts receivable reflect the increased sales in the third quarter and the seasonality of sales at Carlisle's largest operations. Cash used in investing activities of $61.4 million was above the $29.3 million in the first nine months of 2002 and was primarily the result of the Flo-Pac acquisition. Capital expenditures of $29.4 million in the first nine months of 2003 were 7% above $27.5 million in the first nine months of 2002. Free cash flow (cash from operating activities, less dividends, capital expenditures and the effect of the Company's securitization program) was $43.3 million in the first nine months of 2003 compared to free cash flow of $76.2 million in the first nine months of 2002.

Reconciliation of Net Cash Used In Operating Activities to Free Cash Flow (In Millions)	Nine Months 2003	Nine Months 2002
Net Cash Provided by Operating Activities	$102.6	$159.9
Dividends	(19.9)	(19.3)
Capital Expenditures	(29.4)	(27.5)
Accounts Receivable Securitization Program	(10.0)	(36.9)

Free Cash Flow	$43.3	$76.2

Backlog

        The September 30, 2003 backlog of $350 million is 30% above last year's backlog of $269 million and is 12% above the June 30, 2003 position of $311 million. Most of the year over year increase is the result of higher backlog in the Construction Materials segment and the General Industry segment at Carlisle Process Systems and Carlisle Walker.

Conference Call and Webcast

        The company will discuss third quarter results on a conference call for investors on Wednesday, October 15, 2003 at 11:00 a.m. EDT. Interested parties may access the conference call and related charts at http://www.carlisle.com/financials/webcast.html.

Forward-Looking Statements

        This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from these expectations due to changes in global economic, business, competitive, market and regulatory factors. More detailed information about these factors is contained in the Company's filings with the Securities and Exchange Commission. The Company undertakes no duty to update forward-looking statements.

        Carlisle is a diversified global manufacturing company serving the transportation, construction, commercial roofing, automotive, pharmaceutical, foodservice, data transmission, and specialty tire and wheel industries.

CONTACT:	Kirk F. Vincent Vice President and Chief Financial Officer Carlisle Companies Incorporated (704) 501-1100 http://www.carlisle.com

CARLISLE COMPANIES INCORPORATED
September 30, 2003

FINANCIAL RESULTS
(In millions, except per share data)

Third Quarter		2003	2002	% Change
	Net sales	$549.5	$500.0	10%
	Net earnings	$24.5	$19.9	23%
	Basic earnings per share	$0.80	$0.65	23%
	Diluted earnings per share	$0.80	$0.65	23%
Nine Months
	Net sales	$1,579.6	$1,507.4	5%
	Earnings before accounting change	70.2	57.5	22%
	Change in accounting principle	—	(43.8)	100%

	Net earnings	$70.2	$13.7	412%

	Per share amounts before accounting change
	Basic earnings per share	$2.29	$1.89	21%
	Diluted earnings per share	$2.28	$1.88	21%
	Per share amounts after accounting change
	Basic earnings per share	$2.29	$0.45	409%
	Diluted earnings per share	$2.28	$0.45	407%
Note:
Third quarter 2003 results include a $0.10 per diluted share after-tax charge related to plant closure and severence costs and a $0.03 favorable year-to-date tax rate adjustment.

2003 SEGMENT FINANCIAL DATA
(In millions)

	2003			2002
Third Quarter	Sales	EBIT	% Sales	Sales	EBIT	% Sales
Industrial Components	$151.3	$10.9	7.2%	$146.8	$10.0	6.8%
Construction Materials	174.7	28.8	16.5%	141.9	23.1	16.3%
Automotive Components	46.9	(2.4)	-5.1%	54.0	1.9	3.5%
Specialty Products*	31.1	(0.6)	-1.9%	29.2	(1.5)	-5.1%
Transportation Products	30.8	2.2	7.1%	29.0	1.9	6.6%
General Industry*	114.7	5.5	4.8%	99.1	5.6	5.7%

Subtotal	$549.5	$44.4	8.1%	$500.0	$41.0	8.2%
Corporate	—	(5.4)		—	(7.0)

Total	$549.5	$39.0	7.1%	$500.0	$34.0	6.8%

	2003			2002
Nine Months	Sales	EBIT	% Sales	Sales	EBIT	% Sales
Industrial Components	$491.6	$50.3	10.2%	$488.6	$46.8	9.6%
Construction Materials	427.6	57.1	13.4%	359.8	48.4	13.5%
Automotive Components	157.7	3.5	2.2%	183.8	10.7	5.8%
Specialty Products*	99.1	2.4	2.4%	93.8	(0.4)	-0.4%
Transportation Products	92.1	4.6	5.0%	92.6	4.6	5.0%
General Industry*	311.5	12.1	3.9%	288.8	7.9	2.7%

Subtotal	$1,579.6	$130.0	8.2%	$1,507.4	$118.0	7.8%
Corporate	—	(14.5)		—	(17.4)

Total	$1,579.6	$115.5	7.3%	$1,507.4	$100.6	6.7%

*
A thermoset plastic molding operation, included in the General Industry segment in 2002, is now included in the Specialty Product segment to reflect changes in reporting responsibility and realignment of manufacturing processes. 2002 has been revised to reflect this change.

CARLISLE COMPANIES INCORPORATED
Consolidated Statement of Earnings
For the periods ended September 30
(In thousands except per share data)

	Third Quarter			Nine Months
	2003	2002	% Change	2003	2002	% Change
Net sales	$549,524	$499,972	9.9%	$1,579,625	$1,507,355	4.8%

Cost and expenses:
Cost of goods sold	453,451	408,023	11.1%	1,292,323	1,230,754	5.0%
Selling and administrative expenses	54,576	53,844	1.4%	160,203	159,264	0.6%
Research and development expenses	4,861	4,803	1.2%	14,485	15,252	-5.0%
Other (income) & expense, net	(2,325)	(672)	246.0%	(2,868)	1,503	290.8%

Earnings before interest & income taxes	38,961	33,974	14.7%	115,482	100,582	14.8%
Interest expense, net	3,635	3,532	2.9%	11,505	12,776	-9.9%

Earnings before income taxes	35,326	30,442	16.0%	103,977	87,806	18.4%
Income taxes	10,795	10,502	2.8%	33,793	30,293	11.6%

Income before cumulative effect of change in accounting principle	24,531	19,940	23.0%	70,184	57,513	22.0%

% of Net Sales	4.5%	4.0%		4.4%	3.8%
Cumulative effect of change in accounting principle, net of taxes of $12,072	—	—	—	—	(43,753)	—

Net income	24,531	19,940	23.0%	70,184	13,760	410.1%

Basic earnings per share
Income before cumulative effect of change in accounting principle	$0.80	$0.65	23.1%	$2.29	$1.89	21.2%
Cumulative effect of change in acct principle	—	—	—	—	(1.44)	—

Net income	$0.80	$0.65	23.1%	$2.29	$0.45	408.9%

Diluted earnings per share
Income before cumulative effect of change in accounting principle	$0.80	$0.65	23.1%	$2.28	$1.88	21.3%
Cumulative effect of change in acct principle	—	—	—	—	(1.43)	—

Net income	$0.80	$0.65	23.1%	$2.28	$0.45	406.7%

Average shares outstanding (000's) — basic	30,680	30,495		30,646	30,390

Average shares outstanding (000's) — diluted	30,798	30,630		30,755	30,552

Dividends	$6,749	$6,568		$19,899	$19,309

Per share	$0.220	$0.215	2.3%	$0.650	$0.635	2.4%

CARLISLE COMPANIES INCORPORATED
Comparative Balance Sheet
(In thousands)

	September 30, 2003	December 31, 2002
Assets
Current Assets
Cash and cash equivalents	$28,991	$34,768
Receivables	207,964	142,622
Inventories	265,191	248,801
Prepaid expenses and other	91,362	67,044

Total current assets	593,508	493,235

Property, plant and equipment, net	457,113	447,986
Other assets	389,006	386,406

	$1,439,627	$1,327,627

Liabilities and Shareholders' Equity
Current Liabilities
Short-term debt, including current maturities	$25,774	$53,038
Accounts payable	198,071	148,607
Accrued expenses	167,995	134,344

Total current liabilities	391,840	335,989

Long-term debt	290,095	293,124
Other liabilities	145,723	145,438
Shareholders' equity	611,969	553,076

	$1,439,627	$1,327,627

CARLISLE COMPANIES INCORPORATED
Comparative Consolidated Statement of Cash Flows
For the nine months ended September 30
(In thousands)

	2003	2002
Operating activities
Net income	$70,184	$13,760
Reconciliation of net earnings to cash flows:
Goodwill impairment, net of tax	—	43,753
Receivables under securitization program	10,000	36,902
Loss on property, equipment and business, net	1,424	1,813
Depreciation and amortization	46,911	46,447
Earnings on equity investments	(946)	(2,578)
Working capital	(23,751)	14,382
Other	(1,214)	5,418

Net cash provided by operating activities	102,608	159,897
Investing activities
Capital expenditures	(29,445)	(27,499)
Acquisitions, net of cash	(32,934)	(781)
Proceeds from sale of property, equipment and business	1,047	395
Other	(111)	(1,460)

Net cash used in investing activities	(61,443)	(29,345)

Financing activities
Net change in short-term debt and revolving credit lines	(27,336)	(117,880)
Reductions of long-term debt	(3,809)	(1,343)
Dividends	(19,899)	(19,309)
Treasury shares and stock options, net	4,560	7,154
Other	(878)	—

Net cash used in financing activities	(47,362)	(131,378)

Effect of exchange rate changes on cash	420	781
Change in cash and cash equivalents	(5,777)	(45)
Cash and cash equivalents
Beginning of period	34,768	32,978

End of period	$28,991	$32,933

QuickLinks

CARLISLE COMPANIES INCORPORATED Consolidated Statement of Earnings For the periods ended September 30 (In thousands except per share data)
CARLISLE COMPANIES INCORPORATED Comparative Balance Sheet (In thousands)
CARLISLE COMPANIES INCORPORATED Comparative Consolidated Statement of Cash Flows For the nine months ended September 30 (In thousands)